Exhibit 99.2

LogicMark, Inc. Announces Closing of $5.2 Million Underwritten Public Offering Priced Above Market

LOUISVILLE, KY, Jan. 25, 2023 (GLOBE NEWSWIRE) – LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”), a provider of personal emergency response systems (PERS), health communications devices, and technology for the growing care economy, today announced the closing of its above market underwritten public offering of (i) 10,585,000 units, with each unit consisting of one share of common stock and one warrant to purchase one and one-half shares of common stock and (ii) 3,440,000 pre-funded units, with each pre-funded unit consisting of one pre-funded warrant to purchase one share of common stock and one warrant to purchase one and one-half shares of common stock. Each unit was sold at a public offering price of $0.371 and each pre-funded unit was sold at the public offering price per unit, minus $0.001. The warrants in the units and pre-funded units will be immediately exercisable at a price of $0.371 per share and will expire five years from the date of issuance. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying warrants included in the units and in the pre-funded units could only be purchased together in the offering, but were issued separately and were immediately separable upon issuance. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, and excluding the proceeds from the exercise of any of the warrants or pre-funded warrants were approximately $5.2 million. In addition, LogicMark has granted the underwriters a 45-day option to purchase up to an additional 2,103,750 shares of common stock and/or pre-funded warrants, and/or warrants to purchase up to 3,155,625 shares of common stock to cover over-allotments at the public offering price, less the underwriting discount, and Maxim Group LLC partially exercised its option to purchase an additional 815,198 warrants at $0.01 per warrant, for additional gross proceeds of $8,151.

Maxim Group LLC acted as sole book-running manager for the offering.

The offering was conducted pursuant to the Company's registration statement on Form S-1 (File No. 333-268688), as amended and subsequently declared effective by the Securities and Exchange Commission (“SEC”), on January 23, 2023. A final prospectus relating to the offering was filed with the SEC on January 25, 2023 and is available on the SEC’s website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors. LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the use of any proceeds from the offering. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to use the offering proceeds effectively and other risks impacting the Company’s business, such as our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

CORE IR

Investor@logicmark.com

516 222 2560

Media:

Jules Abraham

julesa@coreir.com